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                                                                  Exhibit 23.4




                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated March 24, 1997 (except for the matters discussed in Note 16.c, as to which the date is May 27, 1997), and to the incorporation by reference in this Registration Statement of our reports dated March 5, 1997, March 13, 1997, and March 4, 1996 (except for the matters discussed in Note 3, as to which the date is March 5, 1997) included in the Form 10-K of Central European Media Enterprises Ltd. for the year ended December 31, 1996 and to all references to our Firm included in or made a part of this Registration Statement.

                                            ARTHUR ANDERSEN & CO.

Hamilton, Bermuda
August 15, 1997